Exhibit 99.1

MBIA Inc. First Quarter 2021 Financial Results

May 10, 2021

MBIA Inc. (NYSE:MBI) (the Company) today reported a consolidated GAAP net loss of $106 million, or $(2.16) per diluted common share, for the first quarter of 2021 compared to a consolidated GAAP net loss of $333 million, or $(4.62) per diluted common share, for the first quarter of 2020. The lower net loss was primarily due to favorable variances of loss and loss adjustment expenses at MBIA Insurance Corporation (MBIA Corp.) and mark-to-market gains and losses on interest rate swaps in the Corporate segment. Loss and loss adjustment expenses at MBIA Insurance Corp. reflected a net benefit in the first quarter of 2021, primarily on first-lien RMBS exposure, largely resulting from higher risk-free discount rates versus a net loss for the first quarter of 2020, primarily due to reduced salvage for claims paid on the Zohar CDOs. Loss and loss adjustment expenses at National increased versus the first quarter of 2020, primarily due to additional losses on certain Puerto Rico exposures, partially influenced by reduced salvage recoveries on paid claims that resulted from higher risk-free discount rates. The Corporate segment recorded net mark-to-market gains on interest rate swaps in the first quarter of 2021 primarily resulting from an increase in interest rates compared to mark-to-market losses in the first quarter of 2020 primarily resulting from a decrease in interest rates.

Book value per share was negative $0.76 as of March 31, 2021 compared with a positive $2.55 as of December 31, 2020. The decrease in book value per share since year-end 2020 was primarily due to the first quarter’s net loss and a reduction in accumulated other comprehensive income driven by unrealized losses on available-for-sale investments. The unrealized losses on available-for-sale investments primarily resulted from the increase in interest rates for the quarter.

The Company also reported an Adjusted Net Loss (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $116 million or $(2.36) per diluted share for the first quarter of 2021 compared with an Adjusted Net Loss of $47 million or $(0.65) per diluted share for the first quarter of 2020. The unfavorable change was primarily due to the higher loss and loss adjustment expenses at National related to certain Puerto Rico credits.

Adjusted Net Income (Loss) provides investors with views of the Company’s operating results that management uses in measuring financial performance. Reconciliations of Adjusted Net Income (Loss) to net income, calculated in accordance with GAAP, are included below.

Statement from Company Representative

Bill Fallon, MBIA’s Chief Executive Officer noted, “MBIA Inc.’s highest priority continues to be the resolution of National’s Puerto Rico exposure. We have reached agreements for all of our significant Puerto Rico exposures and we remain cautiously optimistic about the resolution of these insurance obligations, which will permit us to pursue the next steps for delivering value to our shareholders.”

MBIA Inc.

As of March 31, 2021, MBIA Inc.’s liquidity position totaled $298 million, consisting primarily of cash and cash equivalents and liquid invested assets.

As of May 3, 2021, there were 54.3 million of MBIA Inc. common shares outstanding.

National Public Finance Guarantee Corporation

National had statutory capital of $1.9 billion and claims-paying resources totaling $3.1 billion as of March 31, 2021. National’s total fixed income investments plus cash and cash equivalents had a book/adjusted carrying value of $2.0 billion as of March 31, 2021. National’s insured portfolio declined by $1.4 billion during the quarter, ending the quarter with $40.5 billion of gross par outstanding. National ended the quarter with a leverage ratio of gross par to statutory capital of 21 to 1, unchanged from year-end 2020.

MBIA Insurance Corporation

The statutory capital of MBIA Insurance Corporation as of March 31, 2021 was $237 million and claims-paying resources totaled $895 million. As of March 31, 2021, MBIA Insurance Corporation’s liquidity position (excluding resources from its subsidiary and branch) totaled $503 million consisting primarily of U.S. Government securities, cash and cash equivalents and liquid short-term invested assets.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Tuesday, May 11, 2021 at 8:00 AM (ET) to discuss its first quarter 2021 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 5306757. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the conference call will become available approximately two hours after the completion of the call and will remain available until 11:59 p.m. on May 25 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The code for the replay of the call is 2306757. In addition, a recorded replay of the call will become available on the Company’s website approximately two hours after the completion of the call.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,, “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will,” “will likely result,” “looking forward,” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other factors, the possibility that MBIA Inc. or National will experience increased credit losses or impairments on public finance obligations issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress; the possibility that loss reserve estimates are not adequate to cover potential claims; MBIA Inc.’s or National’s ability to fully implement their strategic plan; changes in general economic and competitive conditions; and the impact on our insured portfolios or business operations caused by the global spread of the novel coronavirus COVID-19. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying MBIA Inc.’s or National’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in MBIA Inc.’s subsequent filings with the Securities and Exchange Commission. MBIA Inc. and National caution readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. National and MBIA Inc. undertake no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA’s website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Net Income (Loss): Adjusted Net Income (Loss) is a useful measurement of performance because it measures income from the Company excluding its international and structured finance insurance segment, comprising the results of MBIA Corp. which given its capital structure and business prospects, we do not expect its financial performance to have a material impact on MBIA Inc. Also excluded from Adjusted Net Income (Loss) are investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, and realized gains and losses on extinguishment of debt. Adjusted Net Income (Loss) eliminates the tax provision (benefit) as a result of a full valuation allowance against the Company’s net deferred tax asset. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of the excluded items previously noted. Adjusted Net Income (Loss) as defined by the Company does not include all revenues and expenses required by GAAP. Adjusted Net Income (Loss) is not a substitute for and should not be viewed in isolation from GAAP net income.

Adjusted Net Income (Loss) per share represents that amount of Adjusted Net Income (Loss) allocated to each fully diluted weighted-average common share outstanding for the measurement period.

MBIA management further adjusts Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share by removing the impact of our U.S. public finance insurance segment VIE consolidations. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company. However, since the Company does not own such VIEs, management uses certain measures that remove the impact of VIE consolidations for our U.S. public finance insurance segment in order to reflect financial exposure limited to its financial guaranty contracts.

Book Value adjustments: Management adjusts GAAP book value to remove the book value of MBIA Corp. and for certain items which the Company believes will reverse from GAAP book value through GAAP earnings and comprehensive income, as well as add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important when measuring financial performance and for which the likelihood and amount can be reasonably estimated. The following provides a description of management’s adjustments to GAAP book value:

•

Negative book value of MBIA Corp.—We remove the negative book value of MBIA Corp. based on our view that given MBIA Corp.’s current financial condition, the regulatory regime in which it operates, the priority given to its policyholders, surplus note holders and preferred stock holders with respect to the distribution of assets, and its legal structure, it is not and will not likely be in a position to upstream any economic benefit to MBIA Inc. Further, MBIA Inc. does not face any material financial liability arising from MBIA Corp.

•

Net unrealized (gains) losses on available-for-sale (“AFS”) securities excluding MBIA Corp.—We remove net unrealized gains and losses on AFS securities recorded in accumulated other comprehensive income since they will reverse from GAAP book value when such securities mature. Gains and losses from sales and impairment of AFS securities are recorded in book value through earnings.

•

Net unearned revenue in excess of expected losses of National—We include net unearned premium revenue in excess of expected losses. Net unearned premium revenue in excess of expected losses consists of the financial guarantee unearned premium revenue of National in excess of expected insurance losses, net of reinsurance and deferred acquisition costs. In accordance with GAAP, a loss reserve on a financial guarantee policy is only recorded when expected losses exceed the amount of unearned premium revenue recorded for that policy. As a result, we only add to GAAP book value the amount of unearned premium revenue in excess of expected losses for each policy in order to reflect the full amount of our expected losses. The Company’s net unearned premium revenue will be recognized in GAAP book value in future periods, however, actual amounts could differ from estimated amounts due to such factors as credit defaults and policy terminations, among others.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Leverage Ratio: Gross Par Outstanding divided by Statutory Capital (Policyholders’ Surplus plus Contingency Reserve).

Contacts

MBIA Inc.

Greg Diamond, 914-765-3190

Investor and Media Relations

greg.diamond@mbia.com

MBIA INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions except share and per share amounts)

	March 31, 2021	December 31, 2020
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $2,135 and $2,078)	$2,222	$2,257
Investments carried at fair value	207	196
Investments pledged as collateral, at fair value (amortized cost $- and $6)	—	1
Short-term investments, at fair value (amortized cost $623 and $281)	623	282

Total investments	3,052	2,736
Cash and cash equivalents	116	158
Premiums receivable (net of allowance for credit losses $5 and $5)	215	216
Deferred acquisition costs	48	50
Insurance loss recoverable	1,622	1,677
Other assets	94	84
Assets of consolidated variable interest entities:
Cash	5	9
Investments carried at fair value	76	77
Loans receivable at fair value	124	120
Loan repurchase commitments	—	604
Other assets	23	20

Total assets	$5,375	$5,751

Liabilities and Equity
Liabilities:
Unearned premium revenue	$386	$405
Loss and loss adjustment expense reserves	990	990
Long-term debt	2,258	2,229
Medium-term notes (includes financial instruments carried at fair value of $105 and $110)	698	710
Investment agreements	268	269
Derivative liabilities	126	215
Other liabilities	203	161
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $325 and $350)	451	623
Other liabilities	23	—

Total liabilities	5,403	5,602

Equity:
Preferred stock, par value $1 per share; authorized shares--10,000,000; issued and outstanding—none	—	—
Common stock, par value $1 per share; authorized shares--400,000,000; issued shares--283,186,115 and 283,186,115	283	283
Additional paid-in capital	2,934	2,962
Retained earnings (deficit)	(119)	(13)
Accumulated other comprehensive income (loss), net of tax of $8 and $8	39	115
Treasury stock, at cost--228,837,465 and 229,508,967 shares	(3,178)	(3,211)

Total shareholders’ equity of MBIA Inc.	(41)	136
Preferred stock of subsidiary	13	13

Total equity	(28)	149

Total liabilities and equity	$5,375	$5,751

MBIA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
Revenues:
Premiums earned:
Scheduled premiums earned	$15	$16
Refunding premiums earned	5	4

Premiums earned (net of ceded premiums of $1 and $1)	20	20
Net investment income	15	23
Net gains (losses) on financial instruments at fair value and foreign exchange	51	(63)
Revenues of consolidated variable interest entities:
Net investment income	—	8
Net gains (losses) on financial instruments at fair value and foreign exchange	(14)	15
Other net realized gains (losses)	—	(9)

Total revenues	72	(6)
Expenses:
Losses and loss adjustment	98	243
Amortization of deferred acquisition costs	2	2
Operating	26	18
Interest	41	47
Expenses of consolidated variable interest entities:
Operating	2	2
Interest	9	15

Total expenses	178	327

Income (loss) before income taxes	(106)	(333)
Provision (benefit) for income taxes	—	—

Net income (loss)	$(106)	$(333)

Net income (loss) per common share:
Basic	$(2.16)	$(4.62)
Diluted	$(2.16)	$(4.62)
Weighted average number of common shares outstanding:
Basic	49,258,110	72,089,016
Diluted	49,258,110	72,089,016

ADJUSTED NET INCOME (LOSS) RECONCILIATION(1)

(In millions except per share amounts)

	Three Months Ended March 31,
	2021	2020
Net income (loss)	$(106)	$(333)
Less: adjusted net income (loss) adjustments:
Income (loss) before income taxes of the international and structured finance insurance segment and eliminations	(44)	(220)
Adjustments to income before income taxes of the U.S. public finance insurance and corporate segments:
Mark-to-market gains (losses) on financial instruments(2)	38	(77)
Foreign exchange gains (losses)(2)	17	8
Net gains (losses) on sales of investments(2)	(1)	3
Adjusted net income adjustment to the (provision) benefit for income tax	—	—

Adjusted net income (loss)	$(116)	$(47)

Adjusted net income (loss) per diluted common share	$(2.36)	$(0.65)

(1)	A non-GAAP measure; please see Explanation of non-GAAP Financial Measures.
(2)	Reported within “Net gains (losses) on financial instruments at fair value and foreign exchange” on the Company’s consolidated statements of operations.

COMPONENTS OF BOOK VALUE PER SHARE

	As of March 31, 2021	As of December 31, 2020
Reported Book Value per Share	$(0.76)	$2.55
Management’s book value per share adjustments:
Remove negative book value of MBIA Corp.	(32.19)	(31.97)
Remove net unrealized gains (losses) on available-for-sale securities included in other comprehensive income (loss)	1.26	2.86
Include net unearned premium revenue in excess of expected losses	4.02	4.29
Shares outstanding in millions	54.3	53.7

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis

(Dollars in millions)

National Public Finance Guarantee Corporation

	March 31, 2021	December 31, 2020
Policyholders’ surplus	$1,490	$1,526
Contingency reserves	433	445

Statutory capital	1,923	1,971
Unearned premiums	344	355
Present value of installment premiums (1)	129	129

Premium resources (2)	473	484
Net loss and loss adjustment expense reserves (1)	(303)	(301)
Salvage reserves on paid claims (1)	996	961

Gross loss and loss adjustment expense reserves	693	660

Total claims-paying resources	$3,089	$3,115

Net debt service outstanding	$76,619	$79,074
Capital ratio (3)	40:1	40:1
Claims-paying ratio (4)	25:1	25:1

MBIA Insurance Corporation

	March 31, 2021	December 31, 2020
Policyholders’ surplus	$70	$106
Contingency reserves	167	167

Statutory capital	237	273
Unearned premiums	74	79
Present value of installment premiums (5) (7)	71	73

Premium resources (2)	145	152
Net loss and loss adjustment expense reserves (5)	108	(478)
Salvage reserves on paid claims (5) (6)	405	1,045

Gross loss and loss adjustment expense reserves	513	567

Total claims-paying resources	$895	$992

Net debt service outstanding	$8,806	$9,327
Capital ratio (3)	37:1	34:1
Claims-paying ratio (4)	10:1	9:1

(1)	Calculated using discount rates of 3.49% as of March 31, 2021 and December 31, 2020.

(2)	Includes financial guarantee and insured credit derivative related premiums.

(3)	Net debt service outstanding divided by statutory capital.

(4)	Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present
value	of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.

(5)	Calculated using discount rates of 5.10% as of March 31, 2021 and December 31, 2020.

(6)	This amount primarily consists of expected recoveries related to the Company’s excess spread, put-backs and CDOs.

(7)	Based on the Company’s estimate of the remaining life for its insured exposures.